ACCELERATED DEATH BENEFIT RIDER FOR LONG-TERM CARE

This rider (“Rider”) becomes a part of the policy to which it is attached (“Policy”) and covers only the person named as the Insured in the Policy Specifications. The Rider Effective Date is shown in the Policy Specifications. If the provisions of this Rider and those of the Policy do not agree, the provisions of this Rider will apply. Please read it carefully.

This Rider accelerates all or a portion of the Policy’s Death Benefit by paying the Owner a monthly benefit for Covered Services the Insured incurs for Qualified Long-Term Care Services. This Rider modifies certain terms in your Policy and may modify certain terms in any other riders attached to your Policy. READ YOUR POLICY AND RIDERS CAREFULLY.

Renewability – This Rider is guaranteed to be renewable. This means that we cannot cancel or reduce the coverage it provides except as provided for in the Incontestability provision of this Rider. This Rider will continue, subject to its provisions, as long as the Insured lives and the Policy remains In Force or until this Rider is terminated in accordance with the When Insurance Under This Rider Ends provision.

This is a long-term care insurance Rider that provides benefits for Covered Services incurred for Adult Day Care, Assisted Living Care, Home Health Care, Hospice Care, and Nursing Home Care.

Caution – The issuance of this Rider is based upon the responses to questions on the Application for the Policy and this Rider. A copy of that Application is attached. If any answers are incorrect or untrue, we have the right to deny benefits or rescind this Rider. The best time to clear up any questions is now, before a claim arises. If, for any reason, any answers are incorrect, contact us at our Administrative Office.

Notice to Buyer – This Rider may not cover all of the costs associated with long-term care that may be incurred by the Insured during the period of coverage. The Owner is advised to carefully review all Policy and Rider limitations.

This Rider is not qualified under any state long-term care insurance partnership program. For more information on partnership qualified products, contact the state department of insurance.

This Rider is not Medicare Supplement Coverage – If the Insured is eligible for Medicare, review the Guide to Health Insurance for People with Medicare available from us. Neither Pacific Life Insurance Company nor its producers represent Medicare, the federal government or any state government.

This is intended to be a Tax Qualified Rider – This Rider is intended to provide federally tax qualified long-term care insurance under Section 7702B(b) of the Internal Revenue Code of 1986, as amended. You are advised to consult with a qualified tax advisor.

30-Day Right to Examine – The Owner has 30 days from the day this Rider is received to examine and return it to us if the Owner decides not to keep this Rider. The Owner does not have to tell us the reason for returning this Rider. The Rider can be returned to us at our Administrative Office or to the Producer through whom it was bought. If you wish to cancel the Rider without cancelling the Policy, you must return the Policy and this Rider to us so that we can send you back the Policy without this Rider. We will refund, as a credit to the Policy, the full amount of any Rider Charges paid within 30 days of such a Rider return and the Rider will be void from the start.

[STATE Department of Insurance: (XXX) XXX-XXXX]

Signed for PACIFIC LIFE INSURANCE COMPANY,

Chairman and Chief Executive Officer	Secretary

[45 Enterprise, Aliso Viejo, CA 92656 - www.PacificLife.com - (800) 347-7787]

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DEFINITIONS

In this section, we define certain terms used throughout this Rider. Other terms may be defined in other parts of the Policy. Defined terms are usually capitalized to show emphasis. All terms used to define providers of services are defined in relation to the services and facilities required to be available and the licensure, certification, registration or degree status of those providing or supervising the services in the state where the Policy was issued. When the definition requires that the provider be appropriately licensed, certified or registered, it also states what requirements a provider shall meet in lieu of licensure, certification or registration when the state in which the service is to be furnished does not require a provider of such services to be licensed, certified or registered, or if the state licenses, certifies or registers the provider of services under another name.

Acceleration Percentage – is calculated after each benefit payment and after the reduction to the Total Face Amount. The Acceleration Percentage is used to calculate Policy and Rider values after a benefit payment as described in this Rider.

The Acceleration Percentage is calculated after each benefit payment as (a) divided by (b), where:

(a)	Is the LTC Benefit Amount; and
(b)	Is the Policy Death Benefit immediately prior to the benefit payment.

Activities of Daily Living – means the following self-care functions:

Bathing – Washing oneself by sponge bath, or in either a tub or shower, including the task of getting into or out of the tub or shower.

Continence – The ability to maintain control of bowel and bladder function, or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag.)

Dressing – Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

Eating – Feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.

Toileting – Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

Transferring – Moving into or out of a bed, chair or wheelchair.

Adjusted LTC Coverage Amount – At Policy issue, this is the LTC Coverage Amount as shown in the Policy Specifications. This amount is adjusted as described in the LTC Coverage section for all reductions to the LTC Coverage Amount except reductions due to any LTC Benefit Amount.

Adult Day Care – means a state licensed or certified program provided at an Adult Day Care Center or a Nursing Home Facility for a specified number of individuals providing social or health-related or both types of services during the day in a community group setting for the purpose of supporting frail, impaired elderly or other disabled adults who can benefit from care in a group setting outside the Home.

Adult Day Care Center – means a facility that is licensed or certified to provide a planned program of Adult Day Care services by the state in which it operates. If the state does not license or certify such facilities, then it must be operated pursuant to law and meet all of the following standards:

•	Provides Adult Day Care services in a protective setting and under appropriate supervision, including personal, social, and related supportive services that are designed to meet the needs of functionally or cognitively impaired adults through an individualized service plan;
•	Operates on less than a 24-hour basis;
•	Keeps written record of services for each person; and
•	Has established procedures for obtaining appropriate aid in the event of a medical emergency.

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Assessment – means an evaluation done in the United States by a Licensed Health Care Practitioner to determine or verify that the Insured is a Chronically Ill Individual. The Assessment uses generally accepted tests and instruments that use objective measures and produce verifiable results.

Assisted Living Care – means personal/custodial monitoring and assistance with Activities of Daily Living provided in a residential setting in an Assisted Living Facility.

Assisted Living Facility – means a facility that is appropriately licensed or certified or complies with the state’s facility licensing requirements to engage primarily in providing ongoing Assisted Living Care and related services. If the state does not license or certify such facilities, then it must be operated pursuant to law and meet all of the following standards:

•	Provides Assisted Living Care on a continuous 24-hour basis sufficient to support the needs resulting from the inability to perform Activities of Daily Living or from a Severe Cognitive Impairment;
•	Has trained and ready-to-respond personnel actively on duty in the facility at all times to provide the services and care;
•	Makes and keeps records of all care and services provided to each resident;
•	Provides at least three meals a day and accommodates special dietary needs;
•	Provides residential services and Maintenance or Personal Care Services for at least six inpatients in one location;
•	Has formal arrangements with a Physician or Nurse to furnish medical care in case of an emergency; and
•	Has appropriate procedures to provide onsite assistance with prescription medications.

An Assisted Living Facility is not: a hospital; clinic; a place that operates primarily for the treatment of alcoholism, drug addiction or Mental or Nervous Disorders; a Nursing Home Facility; a Hospice Care Facility; an individual residence; an independent living unit; or a group living situation that fails to meet the above requirements.

If a facility has multiple licenses, a portion, wing, ward, or unit will qualify as an Assisted Living Facility only if it is engaged primarily in providing care and services that meet all of the above criteria.

Chronically Ill Individual – means the Insured has been certified by a Licensed Health Care Practitioner as:

•	Being unable to perform (without Substantial Assistance from another individual) at least two Activities of Daily Living for a period of at least 90 days due to a loss of functional capacity; or
•	Requiring Substantial Supervision to protect the individual from threats to health and safety due to Severe Cognitive Impairment.

A Chronically Ill Individual shall not include an Insured who otherwise meets these requirements unless within the preceding twelve-month period a Licensed Health Care Practitioner has certified that the Insured meets these requirements.

Claim Period- means an uninterrupted period of time during which benefits are being paid under this Rider. The Claim Period for an occurrence begins on the date a benefit payment is made. After the final benefit payment for an occurrence is made, the Claim Period terminates at the end of the day prior to the next Monthly Payment Date.

Confinement or Confined – means the Insured is a resident in a Nursing Home Facility, an Assisted Living Facility or a Hospice Care Facility for a period for which a room and board charge is made.

Covered Services – means the types of Qualified Long-Term Care Services the insured must receive and which must be prescribed under a Plan of Care in order to qualify for a benefit to be payable under this Rider. Covered Services includes the following:

•	Adult Day Care;

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•	Assisted Living Care;
•	Home Health Care;
•	Nursing Home Care; and
•	Hospice Care.

Elimination Period – means the total number of days that the Insured is a Chronically Ill Individual before benefits are payable. Each occurrence of days counted towards satisfying the Elimination Period begins on the first day that the Insured is a Chronically Ill Individual and incurs Covered Services.

The Insured is not required to continue to incur Covered Services during that occurrence to satisfy the Elimination Period. The days do not have to be consecutive; days over separate occurrences may accumulate towards satisfying the Elimination Period. An occurrence ends when the Insured is no longer a Chronically Ill Individual.

The Elimination Period need only be met once during the Insured’s lifetime. The Elimination Period is shown in the Policy Specifications.

Any days for which benefits have been paid by Medicare or other insurance for covered Qualified Long-Term Care Services otherwise covered by this Rider will count towards the applicable Elimination Period.

Hands-On Assistance – means physical assistance (minimal, moderate or maximal) without which the individual would not be able to perform an Activity of Daily Living.

Home – means the Insured’s domicile. Home does not include:

•	A Nursing Home Facility, Assisted Living Facility or Hospice Care Facility;
•	A hospital; or
•	Any other institutional setting.

Home Health Care – means medical and non-medical services, provided to ill, disabled or infirm persons by a Home Health Care Agency in their residences. Such services may include Homemaker Services and assistance with Activities of Daily Living.

Home Health Care Agency – means an entity that is licensed or certified to provide Home Health Care for compensation by the state in which it operates, where required, and employs staff who are qualified by training or experience to provide such care. If the state does not license or certify such entities, then it must be operated pursuant to law and meet all of the following standards:

•	Be supervised by a qualified professional such as a Nurse, a licensed social worker, or a Physician;
•	Keep clinical records, which include daily records of care provided to its clients, and care plans on all patients; and
•	Provide ongoing supervision and training to its employees appropriate to the services to be provided.

Homemaker Services – means assistance with activities necessary to or consistent with the Insured’s ability to live safely and independently in his or her Home.

Hospice Care – means services designed to provide palliative care and alleviate the Insured’s physical, emotional and social discomforts if he or she is Terminally Ill and in the last phases of life. Hospice Care includes care received in a Nursing Home Facility, Hospice Care Facility, Assisted Living Facility, or provided by a Home Health Care Agency.

Hospice Care Facility – means a facility that is appropriately licensed or certified to provide Hospice Care in the state in which it operates. If the state does not license or certify such entities, then it must be operated pursuant to law and provide a formal Hospice Care program directed by a Physician on an inpatient basis. Hospice Care Facility does not mean a hospital or clinic, a community living center or a place that provides residential care only.

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Immediate Family – means the Insured’s Spouse and the parents, brothers, sisters and children of either the Insured or the Insured’s Spouse by blood, adoption or marriage.

In Force – means that this Rider is in effect.

In Good Order – means the date the applicable Elimination Period has been completed and all of the requirements under the Eligibility for the Payment of Benefits under this Rider have been met and verified by us.

Licensed Health Care Practitioner – means a physician, as defined in Section 1861(r)(1) of the Social Security Act, a registered professional nurse, licensed social worker or other individual who meets such requirements as may be prescribed by the Secretary of the Treasury of the United States. A Licensed Health Care Practitioner must reside in the United States and does not include yourself or anyone who is an Immediate Family member.

LTC Coverage Amount – means the Rider coverage amount as described in the LTC Coverage Amount section.

LTC Net Amount at Risk (NAR) – The LTC NAR is calculated on each Monthly Payment Date as (a) multiplied by (b) divided by (c) where:

(a)  Is the LTC Coverage Amount;

(b)  Is the Net Amount at Risk of the Policy; and

(c)  Is the Death Benefit of the Policy.

Maintenance or Personal Care Services – means any care the primary purpose of which is the provision of needed assistance with any of the disabilities as a result of which the Insured is a Chronically Ill Individual. This includes protection from threats to health and safety due to Severe Cognitive Impairment.

Maximum Monthly Benefit Payment Amount – the Maximum Monthly Benefit Payment Amount is the lesser of:

•	Maximum Monthly Percentage multiplied by the Adjusted LTC Coverage Amount; or
•	Monthly Per Diem Limitation; or
•	The LTC Coverage Amount.

Maximum Monthly Percentage – means the maximum percentage of the Adjusted LTC Coverage Amount that will be paid as a monthly LTC Benefit. The Maximum Monthly Percentage shown in the Policy Specifications is elected at Policy issue and cannot be changed.

Medicare – means Title I, Part I of Public Law 89-97, as Enacted by the Eighty-Ninth Congress of the United States of America and popularly known as the Health Insurance for the Aged Act, as then constituted and any later amendments or substitutes thereof.

Mental or Nervous Disorder – means neurosis, psychoneurosis, psychopathology, psychosis, or mental or emotional disease or disorder, as classified in the Diagnostic and Statistical Manual of Mental Disorders (DSM) published by the American Psychiatric Association. If the DSM is discontinued or replaced, the diagnostic manual in use by the American Psychiatric Association as of the date of the Insured’s illness will be used.

Minimum Monthly Benefit Payment Amount – The Minimum Monthly Benefit Payment Amount is shown in the Policy Specifications. This is the minimum amount that may be requested as an LTC Benefit Amount. If the remaining LTC Coverage Amount is below the Minimum Monthly Benefit Payment Amount, a final benefit payment will be made for the remaining LTC Coverage Amount.

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Monthly Per Diem Limitation – means the Per Diem Limitation as declared by the Internal Revenue Service and in effect on the date any LTC Benefit is effective, multiplied by the Maximum Per Diem Limitation Percentage shown in the Policy Specifications, then multiplied by 30.

Nurse – means someone who is licensed as a Registered Nurse, Licensed Practical Nurse, or Licensed Vocational Nurse and is operating within the scope of that license.

Nursing Home Care – means nursing care and related services provided on an in-patient basis by a Nursing Home Facility.

Nursing Home Facility – means a facility or distinctly separate part of a hospital or other institution that is appropriately licensed or certified or complies with the state’s facility licensing requirements to engage primarily in providing Nursing Home Care to inpatients under a planned program supervised by a Physician. If the state does not license or certify such facilities, then it must be operated pursuant to law and meet all of the following standards:

•	Provides Nursing Home Care to inpatients under a planned program supervised by a Physician;
•	Provides 24 hour-a-day nursing care under the supervision of a Registered Nurse or a Physician;
•	Has formal arrangements with a Physician to furnish medical care in case of an emergency;
•	Maintains a daily medical record of each inpatient; and
•	Provides nursing care at skilled, intermediate, or custodial levels.

Nursing Home Facility also means a facility that is licensed as a specialized Alzheimer’s Unit or Memory Care Unit in all states where such licensure exists.

A Nursing Home Facility is not:

•	A hospital or clinic;
•	A place which operates primarily for the treatment of alcoholism, drug addiction, or Mental or Nervous Disorders;
•	An Assisted Living Facility;
•	A Hospice Care Facility;
•	An adult residential care home;
•	A domiciliary care facility;
•	The Insured’s primary place of residence in an area used principally for independent residential living; or
•	A similar establishment.

If a facility has multiple licenses, a portion, wing, ward, or unit will qualify as a Nursing Home Facility only if it:

•	Meets all of the above criteria;
•	Is authorized to provide nursing care to inpatients; and
•	Is engaged principally in providing such nursing care in accordance with that license.

Option C Amount – If you have elected Death Benefit Option C under the Policy, the Option C Amount for this Rider is the Death Benefit as calculated under the Option C description in your Policy without regard to any Minimum Death Benefit.

Physician (as defined in Section 1861(r)(1) of the Social Security Act) – means a doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the state in which he or she performs such function or action.

Plan of Care – means a written individualized plan of services, which we verify as appropriate and consistent with generally accepted standards, prescribed in the United States by a Licensed Health Care Practitioner. It specifies the Insured’s long-term care needs and the type, frequency, and providers of the services appropriate to meet those needs and the costs, if any, of those services. The Plan of Care will be modified as required to reflect changes in:

•	The Insured’s functional or cognitive abilities;

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•	The Insured’s social situation; and
•	The Insured’s care service needs.

Policy – means the life insurance Policy to which this Rider is attached.

Qualified Long-Term Care Services – means services that meet the requirements of Section 7702B(c)(1) of the Internal Revenue Code of 1986, as amended, as follows: necessary diagnostic, preventative, therapeutic, curing, treating, mitigating and rehabilitative services, and Maintenance or Personal Care Services which are required by a Chronically Ill Individual and are provided pursuant to a Plan of Care prescribed by a Licensed Health Care Practitioner.

Representative – means a person or entity legally empowered to represent the Insured.

Rider Effective Date – means the date this Rider becomes effective. This date is shown in the Policy Specifications.

Severe Cognitive Impairment – means a deficiency in an individual’s short or long-term memory, orientation as to person, place and time, deductive or abstract reasoning, or judgment as it relates to safety awareness.

Spouse – means the person to whom the Insured is legally married or the Insured’s partner in a civil union or domestic partnership.

Standby Assistance – means the presence of another person, within arm’s reach of the Insured, which is necessary to prevent, by physical intervention, the Insured’s injury while the Insured is performing an Activity of Daily Living.

Substantial Assistance – means either Hands-on Assistance or Standby Assistance.

Substantial Supervision – means continual supervision (which may include cueing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect the Insured from threats to the Insured’s health or safety (including, but not limited to, such threats as may result from wandering).

Terminally Ill – means the Insured has a life expectancy of 12 months or less, as certified by a Physician.

Total Face Amount – means the Total Face Amount of the Policy to which this Rider is attached as defined in that Policy.

CARE COORDINATION

Care Coordination Services – This Rider provides access to Care Coordination under a national long-term care services referral network via a toll-free telephone number. Services include free consultation, Assessments, and tailored information to assist in planning and implementing a Plan of Care. There is no separate additional charge for this service and it has no affect on the LTC Coverage Amount. This service is subject to availability and may be modified, suspended, or discontinued at any time upon thirty days written notice.

Care Coordination – means identifying a person’s functional, cognitive, personal, and social needs for care and services and can help link the person to a full range of appropriate services. It may include but is not limited to the following:

•	Performance of comprehensive individualized Assessments, including reassessments as needed;

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•	Development of Plans of Care, including an initial Plan of Care and subsequent Plans of Care as needed for changes in the Insured’s condition, by a care coordinator; and
•	Coordination of appropriate services and ongoing monitoring of the delivery of such services, when desired by the Insured or Representative and determined necessary by the care coordinator.

ELIGIBILITY FOR THE PAYMENT OF BENEFITS

Eligibility for the Payment of Benefits – Subject to all the terms and provisions of this Rider, benefits are payable as described in this Rider when we verify that the Insured meets all of the following conditions:

•	A Licensed Health Care Practitioner certifies the Insured as being a Chronically Ill Individual as described below;
•	The Insured receives care that is a Covered Service under this Rider and such care is provided pursuant to a written Plan of Care that is appropriate and consistent with generally accepted standards of care for persons who are Chronically Ill Individuals;
•	Coverage under this Rider is In Force on the date(s) the care is received;
•	Any irrevocable beneficiary or assignee under the Policy has provided their consent to payment of benefits to the Owner under this Rider prior to any benefit payment; and
•	The applicable Elimination Period has been satisfied.

The Owner must elect to accelerate benefits under the Policy by making a claim for benefits under this Rider. In the event the entire Death Benefit under the Policy is accelerated under the terms of this Rider, the Policy will terminate.

Certification by A Licensed Health Care Practitioner – Certification that the Insured is a Chronically Ill Individual shall be performed by a Licensed Health Care Practitioner. Such certifications may be performed by a Licensed Health Care Practitioner at our direction as is reasonably necessary with respect to a specific claim, except that when a Licensed Health Care Practitioner has certified that the Insured is a Chronically Ill Individual and the Owner or Insured has made a claim for benefits under this Rider, the certification may not be rescinded and additional certifications may not be performed until after the expiration of the 90-day period starting on the date of certification. At least once every twelve months for as long as the Insured continues to be Chronically Ill, a Licensed Heath Care Practitioner must again certify that the Insured is Chronically Ill and either update or confirm the Plan of Care.

Chronically Ill Individual – means the Insured has been certified by a Licensed Health Care Practitioner as:

•	Being unable to perform (without Substantial Assistance from another individual) at least two Activities of Daily Living for a period of at least 90 days due to a loss of functional capacity; or
•	Requiring Substantial Supervision to protect the individual from threats to health and safety due to Severe Cognitive Impairment.

Activities of Daily Living – means the following self-care functions:

Bathing – Washing oneself by sponge bath, or in either a tub or shower, including the task of getting into or out of the tub or shower.

Continence – The ability to maintain control of bowel and bladder function, or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag.)

Dressing – Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

Eating – Feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.

Toileting – Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

Transferring – Moving into or out of a bed, chair or wheelchair.

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Severe Cognitive Impairment – means a deficiency in an individual’s short or long-term memory, orientation as to person, place and time, deductive or abstract reasoning, or judgment as it relates to safety awareness.

LIMITATIONS, EXCLUSIONS AND CONDITIONS ON ELIGIBILITY FOR BENEFITS

Pre-Existing Conditions Limitations –A preexisting condition is any condition for which the Insured received medical advice or treatment in the six months preceding the LTC Rider Effective Date. Confinements due to preexisting conditions stated in the application are covered immediately. We will not pay benefits for a Confinement due wholly or in part to a preexisting condition which is not disclosed in the application if the need for services begins during the first six months after the LTC Rider Effective Date.

Exclusions – This section describes certain conditions under which benefits will be limited or will not be paid under this Rider even if the Eligibility for the Payment of Benefits requirements are otherwise met. Benefits under this Rider will not be limited or excluded by type of illness, treatment, medical condition or accident, except as provided in this section. These conditions apply to all benefits provided by this Rider.

This Rider will not pay benefits for:

•	Care or services provided by the Insured’s Immediate Family unless:
•	He or she is a regular employee of an organization which is providing the treatment, service or care; and
•	The organization receives the payment for the treatment, service or care;
•	Care or services for which no charge is made in the absence of insurance;
•	Care or services that result from an attempt at suicide (while sane or insane) or an intentionally self-inflicted injury;
•	Care or services that result from alcoholism or drug addiction;
•	Care or services that result from committing or attempting to commit or participating in a felony, riot or insurrection;
•	Care or Services received outside the United States unless the initial and any annual renewal certifications are completed by a Licensed Health Care Practitioner.
•	Care or services that result from active duty in the armed forces of any nation or international government or units auxiliary thereto, or the National Guard;
•	Care or services that result from war or any act of war, whether declared or undeclared;
•	Treatment provided in a government facility (unless otherwise required by law);
•	Services for which benefits are available under Medicare (including amounts that would be reimbursable but for the application of a deductible or coinsurance amount) or other governmental program (except Medicaid), any state or federal workers’ compensation, employer’s liability or occupational disease law, or any motor vehicle no-fault law; or
•	Services received while this Rider is not In Force, except as provided in the Extension of Benefits provision.

Elimination Period – The applicable Elimination Period must be completed before benefits are payable. The Policy Specifications show the number of days for the Elimination Period.

LTC COVERAGE AMOUNT

LTC Coverage Amount – The LTC Coverage Amount is the amount of benefits payable under this Rider. The initial LTC Coverage Amount is shown in the Policy Specifications and is adjusted thereafter as described in this section. At any point in time, the LTC Coverage Amount will never exceed the lesser of the Policy’s:

•	Total Face Amount; or
•	If Death Benefit Option C is in effect under your Policy, the Option C Amount.

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LTC Coverage Amount Decreases - The LTC Coverage Amount will be decreased at the time:

•	A Written Request for decrease is received;
•	A payment of benefit is made in accordance with the terms of this Rider;
•	A withdrawal occurs on the Policy; or
•	Any Policy transaction that results in a LTC Coverage Amount that is greater than the Total Face Amount, or if Death Benefit Option C is in effect under your Policy, the lesser of the Total Face Amount or the Option C Amount.

Decrease due to Written Request - A Written Request can be made to reduce the LTC Coverage Amount, but:

•	not within the first Policy year; and
•	not from the date a claim is In Good Order until the end of that Claim Period.

The Adjusted LTC Coverage Amount will be reduced by the same amount but may not be reduced below the Minimum LTC Coverage Amount shown in the Policy Specifications. The effective date of any reduction will be the Policy Monthly Payment Date after we approve the Written Request.

Decrease due to Benefit Payment – The LTC Coverage Amount under this Rider is reduced on the date of each benefit payment and is calculated as (a) minus (b) where:

(a)	Is the LTC Coverage Amount prior to payment of the benefit; and
(b)	Is the amount of the LTC Benefit Amount.

Decrease due to Withdrawal - Any withdrawal made under the Policy will reduce the LTC Coverage Amount. The Adjusted LTC Coverage Amount is reduced by the same amount as the LTC Coverage Amount. The new LTC Coverage Amount after the withdrawal will be calculated as (a) multiplied by the result of [1 minus (b) divided by (c)] where:

(a)	Is the LTC Coverage Amount before the withdrawal;
(b)	Is the amount of the withdrawal; and
(c)	Is the Policy’s total Death Benefit before the withdrawal.

Decrease due to Total Face Amount Decrease – After any reduction to the Total Face Amount (other than due to a withdrawal), the LTC Coverage Amount will be equal to the lesser of:

•	LTC Coverage Amount prior to the reduction to the Total Face Amount; or
•	Total Face Amount, or
•	If Death Benefit Option C is in effect under your Policy, the Option C Amount.

The Adjusted LTC Coverage Amount is reduced by the same amount as the LTC Coverage Amount. Any requested reduction to the Total Face Amount cannot result in an Adjusted LTC Coverage Amount that is less than the Minimum LTC Coverage Amount. A requested reduction to the Total Face Amount for purposes of this provision includes:

•	A Written Request to reduce the Total Face Amount; or
•	A withdrawal that results in a reduction to the Total Face Amount; or
•	A change to the Policy Death Benefit Option that results in a reduction to the Total Face Amount.

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Decrease due to Terminal Illness Benefit Payment - Any terminal illness benefit payment that results in an Adjusted LTC Coverage Amount that is less than the Minimum LTC Coverage Amount will terminate this Rider.

LTC Coverage Amount Increases – Increases to the LTC Coverage Amount and Adjusted LTC Coverage Amount are not permitted. These Amounts will not be increased due to any increase in the Total Face Amount whether such is the result of any Policy transaction, requested increase or scheduled increase.

RIDER CHARGE

LTC Rider Charge – The LTC Rider Charge is assessed on each Monthly Payment Date and will be deducted from the Policy’s Accumulated Value as described in the Policy Specifications. The maximum monthly charge for this Rider is equal to (a) multiplied by (b), where:

(a)	Is the Maximum Monthly LTC Rider Charge Rate as shown in the Policy Specifications divided by 1000; and
(b)	The LTC Net Amount at Risk.

We reserve the right to charge less than the maximum. Any lower LTC Rider Charge Rates will apply uniformly to all members of the same Class. The guaranteed maximum monthly charge will remain in effect unless a request for a rate schedule increase is approved. If we change the maximum monthly charge for this Rider, we will provide the Owner at least sixty (60) days notice prior to the implementation of the change.

Optional Benefit Charge for any No Lapse Guarantees Using a No Lapse Guarantee Value - If your Policy has a no lapse guarantee using a no lapse guarantee value, the rate used to determine the Optional Benefit Charge for the No-Lapse Guarantee Value is shown in the Policy Specifications. The charge is calculated monthly and is equal to (a) multiplied by (b), where:

(a)	Is the Optional Benefit Charge for the No-Lapse Guarantee Value Maximum Monthly Charge Rate shown in the Policy Specifications divided by 1000; and
(b)	Is the No-Lapse LTC Net Amount at Risk, as defined below.

The No-Lapse LTC Net Amount at Risk is calculated on each Monthly Payment Date as (a) multiplied by (b) divided by (c) where:

(a)	Is the LTC Coverage Amount;
(b)	Is the Death Benefit (calculated according to your Policy’s provisions, but using the No-Lapse Guarantee Value instead of the Policy’s Accumulated Value), divided by the Net Amount at Risk Factor in your Policy, less the No-Lapse Guarantee Value; and
(c)	Is the Death Benefit (calculated according to your Policy’s provisions, but using the No-Lapse Guarantee Value instead of the Policy’s Accumulated Value).

LTC BENEFIT

LTC Benefit Amount – is the lesser of the dollar amount requested by the Owner or the Maximum Monthly Benefit Payment Amount available under this Rider. Any requested LTC Benefit Amount may not be less than the Minimum Monthly Benefit Payment Amount as shown in the Policy Specifications.

LTC Benefit Proceeds – Provided the Policy is not in its Grace Period, the amount of the LTC Benefit Proceeds are equal to (a) minus (b) where:

(a)	Is the LTC Benefit Amount; and
(b)	Is any Policy Debt immediately prior to the benefit payment, multiplied by the Acceleration Percentage.

ICC16 R16LTC	Page 11 of 21

LTC Benefit Proceeds During Policy Grace Period - If benefit payment is made while the Policy is in its Grace Period, we reduce the payment by any unpaid Monthly Deductions. The LTC Benefit Proceeds are equal to: (a) minus (b) minus (c) where:

(a)	Is the LTC Benefit Amount; and
(b)	Is any Policy Debt immediately prior to the benefit payment, multiplied by the Acceleration Percentage; and
(c)	Is any unpaid Monthly Deductions as calculated under the Effect on Any Monthly Deductions Due and Unpaid During Grace Period provision.

If the total of b plus c exceeds the amount of a, no benefit payment will be made and the Policy will remain In Force.

Processing - Where any benefit payment is made on the same date as the Monthly Payment Date, the benefit payment will be processed before the calculation of the Policy Monthly Deductions.

EFFECT OF BENEFIT PAYMENT UNDER THIS RIDER ON POLICY AND OTHER RIDERS

In General, optional rider benefits under this Policy will continue to remain In Force subject to the terms and conditions of the Policy and riders unless otherwise stated. Charges for optional riders will be calculated according to the terms of the rider form, and may be affected by the reduction in benefits and Policy values.

Refer to this Section for a description of the effects of benefit payments under this Rider on the Policy and any riders attached to the Policy. If applicable, the Policy Specifications may also contain a description of the effects of benefit payments under this Rider on the Policy and any riders attached to the Policy.

Effect on Policy Values – The following values are reduced on the effective date of the benefit payment by an amount equal to the value below multiplied by the Acceleration Percentage:

1.	The Total Face Amount of the Policy;
2.	The Accumulated Value of the Policy;
3.	Any Alternate Accumulated Value of the Policy or any rider;
4.	Any Policy Loans (also referred to as “Standard Policy Loans”), Policy Debt, Loan Account (also referred to as “Loan Collateral Account”), and the Loan Account Value;
5.	Any alternate loan values including Alternate Policy Debt, Alternate Loan and Alternate Loan Interest Charged;
6.	Any Surrender Charge applicable for each Coverage Layer unless the Policy has a Maximum Surrender Charge. If your Policy has a Maximum Surrender Charge, it will be reduced by the Acceleration Percentage;
7.	Any Monthly Deduction that may be due and unpaid during a Policy Grace Period;
8.	If Death Benefit Option C is in effect under your Policy, the amount of premiums less withdrawals and other distributions as described in the Policy, and the Option C Death Benefit Limit.

Effect on Accumulated Value – The reduction to the Accumulated Value will be processed using the same calculation rules as a Monthly Deduction as described under the terms of your Policy.

Effect on Transfers from the Variable Options to the Fixed LT Account – During any Claim Period, you may transfer Accumulated Value from the Variable Options to the Fixed LT Account, subject to limitations on allocations to the Fixed Options.

Effect on Transfers from the Fixed Account or Fixed LT Account to the Variable Options – During any Claim Period, transfers from the Fixed Account or the Fixed LT Account to the Variable Options are not permitted.

ICC16 R16LTC	Page 12 of 21

Effect on Policy Loans – Policy Loans may not be requested starting on the date a claim is In Good Order and continuing until the end of that Claim Period. When a Claim Period is no longer in effect, Policy Loans will be available according to the terms of the Policy to which this Rider is attached.

Effect on Any Monthly Deductions Due and Unpaid During Grace Period – After reduction to the Accumulated Value and any Policy Debt, any amount of Monthly Deductions that are due and unpaid at the time of a benefit payment are reduced by an amount equal to the Acceleration Percentage multiplied by the Monthly Deduction due and unpaid prior to the benefit payment.

Effect on Minimum Premium and Minimum Premium Credit – If your Policy has preferred coverage charges under a Minimum Premium Requirement, the Minimum Premium is reduced on the date of each benefit payment by an amount equal to the Minimum Premium prior to the benefit payment multiplied by the Acceleration Percentage. The Minimum Premium Credit is reduced on the date of each benefit payment by an amount equal to the Minimum Premium Credit prior to the benefit payment multiplied by the Acceleration Percentage.

Effect on Total Face Amount – For each Coverage Layer under the Policy, any term insurance or rider providing coverage on the Insured, the Face Amount of each layer will be reduced according to the terms of the Policy and any rider. A decrease to the Total Face Amount may not be requested starting on the date a claim is In Good Order and continuing until the end of that Claim Period.

Effect on Term Insurance on the Insured – If the term insurance contains any provision for a termination credit, the termination credit basis is reduced on the date of each benefit payment by an amount equal to the value of the termination credit basis prior to the benefit payment multiplied by the Acceleration Percentage. If the term insurance contains a return of premium provision, the return of premium provision will terminate upon the first benefit payment made under this Rider.

Effect on No Lapse Guarantees using a No Lapse Guarantee Value – If your Policy has a no lapse guarantee using a no lapse guarantee value, the No-Lapse Guarantee Value is reduced on the date of each benefit payment by an amount equal to the No-Lapse Guarantee Value prior to the benefit payment multiplied by the Acceleration Percentage. The amount of reduction will be processed against the No-Lapse Guarantee Value according to the terms of the No Lapse Guarantee.

Effect on No Lapse Guarantees using No Lapse Guarantee Premiums – If your Policy has a no lapse guarantee using no lapse guarantee premiums, the No Lapse Premium is reduced on the date of each benefit payment by an amount equal to the No Lapse Premium prior to the benefit payment multiplied by the Acceleration Percentage. The No Lapse Credit is reduced on the date of each benefit payment by an amount equal to the No Lapse Credit prior to the benefit payment multiplied by the Acceleration Percentage.

Effect on Overloan Protection– If your Policy has overloan protection, it cannot be exercised starting on the date a claim is In Good Order and continuing until the end of that Claim Period.

Effect on Minimum Earnings Benefits Minimum Premium Requirements– If your Policy has minimum earnings benefits, any minimum premium requirement is reduced on the date of the claim by an amount equal to the minimum premium requirement prior to the benefit payment multiplied by the Acceleration Percentage. The total premium paid used to meet any minimum premium requirement is reduced on the date of the claim by an amount equal to the total premium paid prior to the benefit payment multiplied by the Acceleration Percentage.

Effect on Policy Withdrawals – Policy Withdrawals may not be requested starting on the date a claim is In Good Order and continuing until the end of that Claim Period. When a Claim Period is no longer in effect, Policy Withdrawals will be available according to the terms of the Policy to which this Rider is attached.

Adjusted Cost of Insurance and Death Benefit – Cost of Insurance Charges and the Death Benefit will continue to be calculated according to the terms of the Policy to which this Rider is attached, but will be based upon the reduced Policy values following the benefit payment.

ICC16 R16LTC	Page 13 of 21

Coordination with Other Transactions – If there is another transaction requested on the same day as a benefit payment is paid, the LTC Benefit Amount will be processed after the other transactions, except for any terminal illness benefit payment. The LTC Benefit Amount will be processed prior to any terminal illness benefit payment processed on the same date.

Death Benefit Option Changes - Death Benefit Option Changes, except for changes into Death Benefit Option A, will no longer be allowed starting on the date a claim is In Good Order.

Other Effects on the Policy – Beginning on the date a claim is In Good Order under this Rider:

•	Requested Increases in benefits under the Policy or any riders are not permitted; and
•	Any Systematic Distribution Program in effect will be discontinued.

Effect on Other Riders and/or Policy Provisions – Other riders attached to the base Policy and/or provisions within the base Policy may be impacted by benefit payments. Any such impacts will be explained in the rider or Policy. Please read these documents carefully.

CLAIMS PROVISIONS

In this section, we describe when we must be notified of a claim; what to send us; how we evaluate and pay claims; and other rights and responsibilities under this Rider.

Notify Us as Soon As Possible – We can handle the claim request more efficiently if we are notified within 30 days after the Insured is eligible for benefits or as soon as reasonably possible. We prefer to be notified as soon as you believe the Insured first becomes eligible and that the Insured may soon need care covered by this Rider. Notify us even if the Owner or Insured is unsure, and we can help determine whether the Insured is eligible for benefits. To file a claim, the Owner or Insured may call us, notify us in writing or submit a completed claim form we provide.

How Claims Are Evaluated – When notice of claim is received, we will expect the Insured to submit a completed Claim Form. Upon receipt of the completed Claim Form, we will collect the information we need to verify whether the Eligibility for the Payment of Benefits requirements have been met including satisfaction of this Rider’s Elimination Period. The information needed to establish the Insured’s eligibility for benefits will include:

•	Certification that the Insured is Chronically Ill by a Licensed Health Care Practitioner;
•	Confirmation through sufficient Proof of Loss that the Insured has incurred an expense for a Qualified Long-Term Care service to initiate the Elimination Period; and
•	A Plan of Care.

We reserve the right to have the Insured evaluated by Our nurse, to contact the Insured’s Physician(s) or other care provider and to review the Insured’s medical records during any period for which benefits are claimed. Based on our evaluation of this information, we will verify the Insured’s eligibility for benefits. We will not pay benefits until we verify eligibility for benefits.

Claim Forms – We will provide claim forms for the filing of a Proof of Loss when we receive the notice of claim. If the Owner, Insured or Insured’s Representative does not receive the necessary claim forms within 15 days, a Proof of Loss can be filed without them by sending us a letter which describes the occurrence, the character and the extent of the loss for which the claim is made. That letter must be sent to us at our Administrative Office within the time noted below under Proof of Loss.

Proof of Loss – Written Proof of Loss is information satisfactory to us that describes and confirms that the Eligibility for the Payment of Benefits requirements have been met. Proof of Loss will be requested by Us, but we may require Proof of Loss from the Insured on a monthly or per occurrence basis. For the purpose of this provision, an occurrence is an uninterrupted period of time during which the Insured is claiming benefits under this Rider. If the Insured recovers, but later opens a new claim, the subsequent

ICC16 R16LTC	Page 14 of 21

claim will be considered a new occurrence. Written proof must be available to Us within 90 days after the loss for which benefits are claimed. However, a claim will still be considered if it was not possible to secure proof within this time and the proof was furnished as soon as reasonably possible. Except in the absence of legal capacity, in no event will an expense be considered as a Covered Expense if proof for that expense is furnished more than one year after the date the proof is otherwise required.

Death of the Insured -If the Insured dies and we receive written notice of the death at our Administrative Office before any LTC Benefit Amount is paid, the Death Benefit will not be accelerated and no such payments will be made. However, any payment made by us prior to receiving written notice at our Administrative Office of the Insured’s death, is an effective payment and will reduce the Death Benefit Proceeds payable under the Policy.

Death Benefit Proceeds are paid according to the terms of the Policy to which this Rider is attached. Any LTC Benefit Proceeds, paid by us after the date of death will reduce the Death Benefit Proceeds.

Written Notification – The Owner will be notified in writing whether or not the Insured is eligible for benefits. We will provide notification within ten days of receiving all the required information. If the Owner wants to receive information related to a denial of benefits, that information will be sent to the Owner within 60 days of receipt of their written request, or as required by the applicable laws and regulations.

When Benefit Payments Will Be Made – Once a claim is In Good Order, benefit payments will start within 30 business days. Benefit payments will be made as long as the insured continues to meet the Eligibility for the Payment of Benefits and our liability continues. When a claim is paid, the Owner will receive an Explanation of Benefits from our Administrative Office.

To Whom We Will Pay Benefits – All benefits will be payable to the Owner or the Owner’s estate while the Insured is still living, subject to any required acknowledgment of concurrence for payout. We will be discharged to the extent of any such payment made in good faith.

How the Owner or Insured Can Appeal a Claim Decision – If the Owner or Insured disagrees with our decision regarding a claim, the Owner may request in writing within 60 days of that decision that we reconsider the claim. Any internal review of claim decisions will be consistent with the applicable laws and regulations. The Owner or Insured should submit any additional information that the Owner or Insured feels we need to review our decision. The Owner or Insured should include the names, addresses, and phone numbers of any care providers we should contact to learn more about the loss. The Owner is responsible for the expense of securing additional information, if applicable, for each instance of reconsideration. We will reconsider our decision and send written notification of the results to the Owner. If we deny the appeal request and the Owner wants to receive written information related to such denial, that information will be sent within 60 days of receipt of the written appeal request. This Rider will comply with any requirements regarding external review of claim decisions, consistent with the applicable laws and regulations.

Legal Actions – No action may be brought to recover under this Rider until 60 days from the date written Proof of Loss has been given. No action can be brought more than three years from the date written Proof of Loss was required to be given. Any legal cause of action shall conform to applicable laws and regulations of the state in which the policy was delivered or issued for delivery.

LAPSE AND LAPSE PROTECTION

Grace Period and Lapse – The Grace Period and Lapse section in the Policy applies to this Rider except for the provisions under this section.

Notification of Non-Payment – The notification of non-payment provision in the Policy applies to this Rider. Notice of pending lapse or termination for non-payment of premium (grace notice) will be provided to the Insured as well as the Owner, any assignee of record, and any additional person designated to receive such notice.

ICC16 R16LTC	Page 15 of 21

Protection Against Unintentional Lapse – In order to protect the Policy and Rider against unintentional lapse, at least one person in addition to the Owner must be designated to receive notice of lapse or termination or the Owner must sign a waiver electing not to designate an additional person to receive notice. The Owner may change this designation at any time. To do so, notify us in writing. We will remind the Owner in writing no less than every two years of this opportunity.

Waiver of LTC Rider Charges – During any Claim Period, we will waive any LTC Rider Charges that would occur as part of the Policy Monthly Deduction. Any LTC Rider Charges will also be waived when calculating any waiver of charges coverage on the Policy. The Charges will resume when the Claim Period is no longer in effect.

Policy Lapse Protection During any Claim Period – During any Claim Period, the Policy and Riders will not lapse. On each Monthly Payment Date during any Claim Period, we will make a determination of the Policy’s Net Accumulated Value. If the Policy’s Net Accumulated Value is greater or equal to zero, the Net Accumulated Value will not be reduced to less than zero, except for any amount attributable to any loan or alternate loan that would otherwise reduce the Net Accumulated Value. If the Policy’s Net Accumulated Value is less than zero, the Net Accumulated Value will not be reduced further, except for any amount attributable to any loan or alternate loan that would otherwise reduce the Net Accumulated Value. Policy loans and alternate loans will continue to be processed according to the Policy and may result in a negative Net Accumulated Value.

You may have to pay additional Premium to prevent your Policy and any Riders from lapsing when the Claim Period is no longer in effect.

Policy Lapse Protection Effect on any No Lapse Guarantees using a No Lapse Guarantee Value - If your Policy or any rider attached to your Policy, has a no lapse guarantee using a no lapse guarantee value, the following will be waived on any Monthly Payment Date during any Claim Period:

•	Optional Benefit Charge for this Rider due;
•	No Lapse Monthly Deductions if the Net No Lapse Guarantee Value is less than or equal to zero before the benefit payment; and
•	No Lapse Monthly Deductions in excess of the Net No Lapse Guarantee Value if such is greater than zero before the benefit payment.

Policy Lapse Protection Effect on any No Lapse Guarantees using No Lapse Guarantee Premiums - If your Policy or any rider attached to your Policy, has a no lapse guarantee using no lapse guarantee premiums, any premium requirements will continue.

REINSTATEMENT

Reinstatement – This Rider is eligible to be reinstated provided that:

•	The Policy is reinstated under its Reinstatement provision;
•	Such reinstatement occurs within six months from the end of the Grace Period;

After six-months from the end of the Grace Period, this Rider will not be reinstated, even if the Policy is reinstated.

Reinstatement of the Policy and this Rider is effective upon our approval of your reinstatement application. If we issue a temporary insurance agreement in connection with the premium tendered for reinstatement, and we do not act to approve the application, the reinstatement is effective on the 45th day following the date of the temporary insurance agreement unless we have given notice to the Owner of our disapproval of the application prior to the expiration of the 45 day time limit.

ICC16 R16LTC	Page 16 of 21

If approved, the Policy and this Rider will be reinstated however, a reinstated Rider will only cover loss due to an injury sustained after the date of reinstatement, or a physical or mental condition that begins after the date of reinstatement. A physical or mental condition will be considered to have begun when treatment is recommended by or received from a Physician. In all other respects, including benefits for Covered Services, the Owner will have the same rights under this Rider as prior to the termination. The period during which we may contest coverage due to a material misstatement in the reinstatement application will begin from the reinstatement date.

The LTC Coverage Amount reinstated will be the same amount as immediately prior to the termination of coverage.

Reinstatement While Chronically Ill – If this Rider terminates, we will provide a reinstatement of coverage as specified in this provision, if certain conditions are met. To be eligible for reinstatement under this provision, the Insured must provide us proof that the Insured was a Chronically Ill Individual, beginning before the end of the Grace Period.

The proof must be in the form of a certification and Assessment from a Licensed Health Care Practitioner and it must be provided to us within five months of the end of the Grace Period. Any unpaid Monthly Deductions due since the beginning of the Grace Period must be paid. In that event, this Rider and the Policy will be reinstated without interruption of insurance for that period.

EFFECTIVE DATE AND TERMINATION OF INSURANCE PROVISIONS

In this section, we describe when this Rider becomes effective and when coverage ends.

Evidence Of Insurability – Prior to issuing a Policy with this Rider, the Insured is required to provide evidence of insurability in a form and manner specified by us.

Rider Effective Date – The Insured will become covered under this Rider on the Rider Effective Date shown in the Policy Specifications.

The Owner’s Right to Request to Cancel Coverage at Any Time – The Owner may cancel coverage at any time by sending us a Written Request. We must receive a request to cancel at least 30 days prior to the requested cancellation date. Termination of coverage will be effective on a Monthly Payment Date within 30 days of the date we receive the request, unless the requested termination date is later. The cancellation will not prejudice any claim for care received before the effective date of the cancellation.

When Insurance Under This Rider Ends – This Rider will terminate on the same date any of the following occur:

•	The Insured’s death;
•	This Rider is cancelled pursuant to the Owner’s request;
•	Exercise of any Policy overloan protection;
•	Any terminal illness benefit payment results in an Adjusted LTC Coverage Amount that is less than the Minimum LTC Coverage Amount;
•	The LTC Coverage Amount is zero; or
•	The Policy is terminated.

Extension of Benefits – If this Rider terminates while the Insured is Confined in a Nursing Home Facility, Hospice Care Facility, or an Assisted Living Facility, benefits may be paid for such Confinement if the Confinement began while this Rider was In Force and the Confinement continues without interruption after termination. Extension of Benefits stops on the earliest of:

•	The date when the Insured no longer meets the Eligibility for the Payment of Benefits requirements;

ICC16 R16LTC	Page 17 of 21

•	The date the Insured is no longer Confined in a Nursing Home Facility, Hospice Care Facility, or an Assisted Living Facility; or
•	The date when the LTC Coverage Amount remaining after monthly benefit payment is zero.

If benefits are continued under this Extension of Benefits provision because the Policy has lapsed, no Death Benefit will be payable to the beneficiary under the Policy.

This Extension of Benefits will be subject to all of the provisions of this Rider, including but not limited to the Elimination Period and Eligibility for the Payment of Benefits.

This provision is subject to the applicable coverage maximums shown in the Policy Specifications and all other applicable provisions of the Policy and Rider.

GENERAL PROVISIONS

In this section, we describe the generally applicable provisions; the importance of completing the application truthfully and correctly; and other basic rights, obligations and features applicable to this Rider.

Incontestability – In issuing this Rider, we have relied upon the information presented by the Owner and the Insured in the Application. We may rescind this Rider or deny a claim due to a misrepresentation that is material to acceptance for coverage if this Rider has been In Force for less than six months. The Rider Effective Date is shown in the Policy Specifications.

If coverage has been In Force for at least six months but less than two years we may rescind this Rider or deny a claim due to a showing of misrepresentation in the Application that is both material to the Insured’s acceptance for coverage and which pertains to the conditions for which benefits are sought.

After coverage has been In Force for two years, we may rescind this Rider and deny a claim for benefits that began after the two-year period if relevant facts were knowingly and intentionally misrepresented by the Owner or the Insured in the Application relating to the health of the Insured.

Misstatement – If the Insured’s sex or birth date is misstated in the Application, we will calculate a corrected LTC Coverage Amount based on the Insured’s correct sex or birth date. The new LTC Coverage Amount is based on a correction to the Adjusted LTC Coverage Amount as described below, reduced by any LTC Benefit Amount processed prior to notification of the misstatement.

The correction to the Adjusted LTC Coverage Amount will be equal to the lesser of (a) or (b), where:

(a)	Is the Adjusted LTC Coverage Amount prior to the notification of the misstatement less the LTC NAR prior to the notification of the misstatement plus the corrected LTC NAR;
(b)	Is the Total Face Amount, or if Death Benefit Option C is in effect under your Policy, is the lesser of the Total Face Amount or the Option C Amount.

The corrected LTC NAR is equal to (c) multiplied by (d) divided by (e), where:

(c)	Is the LTC NAR prior to notification of the misstatement;
(d)	Is the LTC Rider Charge Rate prior to notification of the misstatement;
(e)	Is the LTC Rider Charge Rate based on the insured’s correct sex or birth date.

Suicide - If at any time this Rider was attached to the Policy, and the Insured, while sane or insane, commits suicide within 2 years from the Rider Effective Date or the date the Policy and this Rider are reinstated, the Death Benefit payable will be no more than the sum of the premiums paid less Debt, less any withdrawals and less any LTC Benefit Amount processed.

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Fraud/Recovery – If we determine that benefits have been paid under the Policy or this Rider as a result of fraudulent actions, we have the right to recover those benefit amounts. We may recover those benefit amounts directly from the Owner or by reducing any subsequent benefit payments under the Policy or this Rider. We will determine the manner in which we seek recovery of benefit payments made under fraudulent conditions.

Tax Qualification – This Rider is intended to provide tax-qualified long-term care insurance under Section 7702B(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and be treated for such tax purposes as a separate contract from the Policy to which this Rider is attached, pursuant to Code Section 7702B(e). To achieve these purposes, the provisions of this Rider and the Policy (including any other rider or endorsement that does not specifically override these tax qualification provisions) shall be interpreted to ensure and maintain such separate tax qualification of this Rider (and of the Policy), despite any other provision to the contrary. Accordingly, even though the Policy may have cash value that can be borrowed, neither this Rider nor any long-term care insurance (or benefit) provided by it shall be deemed to provide any cash value or other money that can be borrowed (or paid, assigned or pledged as collateral for a loan) within the scope of the prohibitions described in Code Section 7702B(b)(1)(D). We reserve the right to amend this Rider or the Policy from time to time to reflect any clarifications that may be needed or are appropriate to maintain any such separate tax qualification or to conform the Rider or Policy provisions to any applicable changes in such tax qualification or to conform the Rider or Policy to any applicable changes in such tax qualification requirements, as provided in the Code or any published IRS guidance relating thereto, without consent (where allowed by law). We will send you a copy of any such amendment. If you reject any such amendment, it must be by giving us written notice, and your rejection may result in adverse tax consequences. Before any such rejection, you are advised to consult a qualified tax advisor.

Conformity with Interstate Insurance Product Regulation Commission (“IIPRC”) Standards – This Rider was approved under the authority of the IIPRC and issued under the IIPRC standards. If there is any Rider provision that is in conflict with any IIPRC standards applicable to this Rider when this Rider was issued, the provision is amended to conform to that standard. Any such amendment is effective on the Rider Effective Date.

ICC16 R16LTC	Page 19 of 21

Index

Acceleration Percentage	2
Activities of Daily Living	2
Adjusted LTC Coverage Amount	2
Adult Day Care	2
Adult Day Care Center	2
Assessment	3
Assisted Living Care	3
Assisted Living Facility	3
Care Coordination	8
Care Coordination Services	8
Chronically Ill Individual	3
Claim Forms	14
Claim Period	3
Confinement or Confined	4
Covered Services	4
Death of the Insured	15
Eligibility for the Payment of Benefits	8
Elimination Period	4, 9
Evidence Of Insurability	17
Exclusions	9
Extension of Benefits	17
Fraud/Recovery	18
Grace Period and Lapse	15
Hands-On Assistance	4
Home	4
Home Health Care	4
Home Health Care Agency	4
Homemaker Services	5
Hospice Care	5
Hospice Care Facility	5
Immediate Family	5
In Force	5
Incontestability	18
LAPSE AND LAPSE PROTECTION	15
Licensed Health Care Practitioner	5
LTC Benefit Amount	11
LTC Benefit Proceeds	12
LTC Coverage Amount	5, 10
LTC Coverage Amount Decreases	10
LTC Coverage Amount Increases	11
LTC Net Amount at Risk (NAR)	5
LTC Rider Charge	11
Maintenance or Personal Care Services	5
Maximum Monthly Benefit Payment Amount	5
Maximum Monthly Percentage	5
Medicare	6
Mental or Nervous Disorder	6
Minimum Monthly Benefit Payment Amount	6
Misstatement	18
Monthly Per Diem Limitation	6
Nurse	6
Nursing Home Care	6
Nursing Home Facility	6
Option C Amount	7
Physician	7

ICC16 R16LTC	Page 20 of 21

Plan of Care	7
Policy	7
Pre-Existing Conditions Limitations	9
Proof of Loss	14
Qualified Long-Term Care Services	7
Reinstatement	16
Reinstatement While Chronically Ill	17
Representative	7
Rider Effective Date	7
Severe Cognitive Impairment	7
Spouse	7
Standby Assistance	7
Substantial Assistance	8
Substantial Supervision	8
Suicide	18
Tax Qualification	19
Terminally Ill	8
Total Face Amount	8
Written Notification	15

ICC16 R16LTC	Page 21 of 21